PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
December 16, 2010		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
FOURTH QUARTER 2010 DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.10 per common share payable January 10, 2011, to common shareholders of record on December 27, 2010.
The fourth quarter dividend represents a payout of approximately $1.1 million based on 10.5 million common shares currently outstanding and an annualized dividend yield of 2.48% based on the closing stock price of Peoples’ common shares of $16.16 on December 15, 2010.
Peoples’ capital continues to be significantly higher than regulatory minimums needed to be considered “well capitalized”.  At September 30, 2010, Peoples’ Tier 1 Common, Total Tier 1 and Total Risk-Based Capital ratios were 11.13%, 16.22% and 17.55%, compared to the well capitalized minimum ratios of 4%, 6% and 10%, respectively.
Peoples also announced it intends to release fourth quarter and full year 2010 results of operations before the market opens on Tuesday, January 25, 2011, and host a facilitated conference call at 11:00 a.m. Eastern Standard Time on the same date.  A simultaneous Webcast of the conference call audio will be available on Peoples’ website, www.peoplesbancorp.com, in the “Investor Relations” section.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 47 locations and 39 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, LLC, which includes the Putnam and Barengo divisions.  Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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